Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

BROOKFIELD INFRASTRUCTURE CORPORATION

(Exact name of Registrant as specified in its charter)

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A Exchangeable Subordinate Voting Shares of Brookfield Infrastructure Corporation(1)	Other(2)	21,347,162(1)	—	$881,897,027.93(2)	0.00011020	$97,186(3)

Fees to Be Paid	Equity	Limited Partnership Units of Brookfield Infrastructure Partners L.P.	— (4)	—	—	—	—	— (4)

Fees Previously Paid

	Total Offering Amounts					$881,897,027.93		$97,186

	Total Fees Previously Paid							$—

	Total Fee Offsets							—

	Net Fee Due							$97,186

(1)

Represents the estimated maximum number of class A exchangeable subordinate voting shares of Brookfield Infrastructure Corporation (“BIPC” and such shares, the “BIPC Shares”) to be issued upon completion of the merger described in the proxy statement/prospectus contained herein (the “Merger”) with Triton International Limited (“Triton”). This number is based on the product of (a) 0.3895, the maximum possible exchange ratio of BIPC Shares for common shares of Triton, par value $0.01 per share (collectively, the “Common Shares”), and (b) 54,805,548, the maximum possible number of the Common Shares which may be exchanged in connection with the Merger.

(2)

In connection with the Merger, each Common Share will be converted into the right to receive aggregate consideration of $85.00 per Common Share, consisting of (a) $68.50 per Common Share in cash (representing approximately 80.59% of the aggregate consideration) from Thanos Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Parent”), and (b) BIPC Shares with a value of $16.50 per Common Share (representing approximately 19.41% of the aggregate consideration, in exchange for which, BIPC will receive approximately 19.41% of the Common Shares) from BIPC. Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (a) the quotient obtained by dividing $16.50 by $85.00, representing the percentage interest of Triton received by BIPC in connection with the exchange of BIPC Shares for Common Shares in the Merger, (b) $82.90, the average of the high and low prices per share of the Common Shares on the New York Stock Exchange on May 18, 2023, and (c) 54,805,548, the maximum possible number of the Common Shares which may be exchanged in connection with the Merger.

(3)

Computed in accordance with Rule 457(f) under the Securities Act to be $97,186, which is equal to the product of (1) 0.00011020, the current filing fee rate of the Securities and Exchange Commission, and (b) $881,897,027.93, the proposed maximum aggregate offering price, rounded up to the nearest whole dollar.

(4)	No separate registration fee is payable pursuant to Rule 457(i) under the Securities Act.